Exhibit 10.1

DATED 18 DECEMBER 2009

(1)  GRACE CONSTRUCTION PRODUCTS LIMITED

(2)  CHASE PROTECTIVE COATINGS LIMITED

(3)   DAREX UK LIMITED

(4)     CHASE CORPORATION

Asset Purchase Agreement

Mundays LLP

Cedar House

78 Portsmouth Road

Cobham

Surrey KT11 1AN

Tel: +44 (0) 1932 590500

Fax: +44 (0) 1932 590220

Ref:PW01/8875/27/1654690

1.	Interpretation	2
2.	Agreement to Sell and Purchase	18
3.	Purchase Price and Payment	20
4.	Set Off	21
5.	Completion	21
6.	Warranties	21
7.	Limitations on Claims	22
8.	Risk and Insurance	23
9.	Apportionments and Prepayments	23
10.	Liabilities of the Seller and the Buyer	24
11.	VAT	25
12.	Indemnities	26
13.	The Employees	26
14.	The Business Contracts	30
15.	Future Trading and Trade Enquiries	33
16.	Book Debts	34
17.	Data Protection	35
18.	Restrictive Covenants	35
19.	Confidentiality and Announcements	37
20.	Conduct of Indemnity Claims	39
21.	Guarantees	41
22.	Further Assurance	42
23.	Assignment	42
24.	Whole Agreement	42
25.	Variation and Waiver	42
26.	Costs	43
27.	Notice	43
28.	Severance	45
29.	Agreement Survives Completion	45
30.	Third Party Rights	45
31.	Successors	45
32.	Counterparts	45
33.	Language	45
34.	Governing Law and Jurisdiction	46
Schedule 1
	Completion Amount Apportionments Schedule
Schedule 2
	Completion
	Part 1 - Completion Obligations
	Part 2 - Actions and Obligations after Completion
Schedule 3
	The Business Contracts
Schedule 4
	Part 1 The Transferring Employee — Brian Ramsden
	Part 2 The Retiring Employee
	Part 3 The Toll Employees
Schedule 5
	Fixed and Moveable Assets
Schedule 6
	The Business Intellectual Property Rights

Part 1 — The Registered Intellectual Property Rights
Part 2 — The Unregistered Intellectual Property Rights
Part 3 — The Shared IPR’s
Schedule 7
Warranties
Part 2 - Intellectual Property
Part 3 — Pensions
Schedule 8
Seller’s Limitations and Liability and Conduct of Claims
Schedule 9
Form of Fair Processing Notice
Schedule 10
Guarantee Provisions
Schedule 11	86
Earn Out Payments	86
Schedule 1The VAT Letter

[Certain schedules to the agreement are omitted from this exhibit as contemplated by Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally to the Commission, upon request, a copy of any omitted schedule.]

DATED:  18 December 2009

PARTIES

1.                                                GRACE CONSTRUCTION PRODUCTS LIMITED incorporated and registered in England and Wales with company number 00614807 whose registered office is at 635 Ajax Avenue, Slough, Berkshire SL1 4BM (“Seller”);

2.                                                CHASE PROTECTIVE COATINGS LIMITED incorporated and registered in England and Wales with company number 06329116 whose registered office is at Harbour Road, Rye, East Sussex TN31 7TE (“Buyer”); and

3.                                                DAREX UK LIMITED incorporated and registered in England and Wales with company number 03445732 whose registered office is at 635 Ajax Avenue, Slough, Berkshire SL1 4BM (“Darex”); and

4.                                                CHASE CORPORATION incorporated and registered in Massachusetts, United States of America with its principal address at 26 Summer Street, Bridgewater, Massachusetts 02324, United States of America (“Chase Corp.”).

RECITAL

A.                                            The Seller has agreed to sell and transfer, and the Buyer has agreed to purchase, the Business (together with the Assets) on and subject to the terms and conditions of this agreement.

B.                                              In consideration of the Buyer (and the relevant Buyer’s Group companies) agreeing to enter into this agreement and the other documents referred to in this agreement, Darex has agreed to enter into this agreement and give the guarantee provided in clause 20.1 and Schedule 10.

C.                                              In consideration of the Seller (and the relevant Seller Group companies) agreeing to enter into this agreement and the other documents referred to in this agreement, Chase Corp. has agreed to enter into this agreement and give the guarantee provided in clause 20.2 and Schedule 10.

OPERATIVE PROVISIONS

1.                                      Interpretation

1.1                                 The definitions and rules of interpretation in clause 1 apply in this agreement.

Accounts

the unaudited schedule of fixed assets used in the Business as listed in Schedule 5 and the unaudited profit and loss account of the Business for the financial year ended on the Accounts Date and the unaudited profit and loss account for the Business for the period thereafter to 31 August 2009 as contained in Data Room Document 20.22 ;

Accounts Date	31 December 2008;

Agency Contracts

the agreements and arrangements with agents and distributors entered into on or prior to the Effective Time by or on behalf of the Seller in connection with, and in the ordinary course of, the Business, being the contracts which are set out in Part 2 of Schedule 3;

Agency Warranties	the warranties set out in paragraph 7 (but only so far as they relate to the Agents and the Agency Contracts) and paragraph 10 of Part 1 of Schedule 7;

Agents	those agents and distributors who are parties to the Agency Contracts;

Assets	the property, rights and assets owned by the Seller and agreed to be sold pursuant to clause 2.1;

Assumed Liabilities	the obligations of the Seller at and following the Effective Time in relation to the Business Contracts (but excluding the Excluded Contract Liabilities);

Book Debts	all trade and other debts and amounts owing to the Seller at the Effective Time in respect of goods or services supplied by the Seller in the course of carrying on the Business prior to the Effective Time (whether or not invoiced);

Bonus	means the management bonus payable to the Transferring Employee in accordance with the terms set out in a letter to the Transferring Employee from the Seller dated 11 May 2009;

Business	means: (i) the Pipewrap Business; and (ii) the Tapes Business or any part of them;

Business Contracts	the Customer Contracts and the Agency Contracts;

Business Day	a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

Business Information

all information (whether or not confidential and in whatever form held) owned by the Seller which relates wholly or mainly to:

(a)                        to any part of the Business and Assets; or

(b)                       any products manufactured or sold or services rendered by the Business in the 36 months prior to the date of this agreement; or

(c)                        any documentation, reports, formulae, designs, specifications, drawings, data, manuals or instructions relating to (a) or (b); or

(d)                       the operations, management, administration or financial affairs of the Business (including any business plans or forecasts or information relating to future business development); or

(e)                       the sale or marketing of any of the products

manufactured or sold or services rendered by the Business in the 36 months prior to the date of this agreement, including all customer and supplier names and lists, sales and marketing information (including targets, sales and market share statistics, market surveys and reports on research) product and marketing literature and catalogues; or

(f)                         the Customers or the Employees;

Business Intellectual Property Rights

all the Intellectual Property Rights owned, used or held for use by the Seller or any member of the Seller Group in, or in connection with, the Business (being all those rights set out in Parts 1, 2 and 3 of Schedule 6);

Business Names	ServiWrap and Servishield or any name including those words or any colourable imitation of them but not including the Servicised Mark or any other Seller Mark;

Buyer Group

the Buyer, its holding company or any holding company of any such holding company and all companies and undertakings which are now or in the future become a Subsidiary or subsidiary undertaking of the Buyer or any such holding company;

Buyer’s Solicitors	Mundays LLP of Cedar House, 78 Portsmouth Road, Cobham, Surrey KT11 1AN;

Claim	a claim under the Warranties and a Claim is connected with another Claim or Substantiated Claim if they arise out of the occurrence of the same event or relate to the same subject matter;

Companies Act	the Companies Act 2006;

Completion	the completion of the sale and purchase of the Business and the Assets in accordance with this agreement;

Completion Amount

the sum of £5,983,000 exclusive of any VAT that may be applicable (if any), being the initial consideration for the Business and the Assets to be paid by the Buyer to the Seller in accordance with clause 3.2;

Completion Date	the close of business on the date on which Completion takes place pursuant to clause 5;

Compromise Agreement	the compromise agreement in the agreed form between the Seller and the Buyer and the Retiring Employee to be delivered to the Buyer pursuant to paragraph 1(l) of Part 1 of Schedule 2 ;

Connected	has the meaning given in section 839 of the Income and Corporation Taxes Act 1988;

Creditors	all trade debts and accrued charges owing by the Seller to the trade creditors of the Seller in the ordinary course of the Business;

Customer Cash

all cash sums belonging or referable to Customers, or potential customers, of the Business which are held by or deposited with the Seller as deposits for, or advance or instalment payments in relation to, any Customer Contract, or so held or deposited in relation to any contract or order which any such customer may place with the Business in the future;

Customer Contracts

all contracts, engagements or orders entered into on or prior to the Effective Time by or on behalf of the Seller with Customers for the manufacture and sale of goods or provision of services by the Seller in connection with, and in the ordinary course of, the

Business which, at the Effective Time, remain to be performed in whole or in part by the Seller, being all the contracts which are set out in Part 1 of Schedule 3;

Customer Data	the Customer personal data (as defined in the DPA 1998) which form part of the Customer Database;

Customer Database	the database owned by the Seller for the exclusive purpose of providing products and/or services to Customers;

Customers	the customers and former customers of the Business;

Data Controller	as defined in section 1 of the DPA 1998;

Data Employees	the Seller’s Employees and former Employees;

Data Room

the information posted online at https://datasite.merrillcorp.com by Merrill Corporation on behalf of the Seller entitled Surf 2009 as at 15 December 2009 which information shall be copied onto agreed form CDs exchanged between the parties at or shortly after Completion and reference to a numbered Data Room Document shall be the document indexed with that number in the Data Room as set forth on such CD;

Demand	any action, award, claim or other legal recourse, complaint, cost, debt, demand, expense, fine, liability, loss, outgoing, penalty or proceeding;

Disclosed	fully and fairly disclosed (with sufficient explanation and detail to identify the nature and scope of the matters disclosed) in or under the Disclosure Letter;

Disclosure Letter	a letter from the Seller to the Buyer with the same date as this agreement together with the bundle of documents attached to it (Disclosure Bundle), each in the agreed form;

DPA 1998	the Data Protection Act 1998;

Earn Out Payment(s)	the earn out payments provided for under clause 3.4 (if any);

Effective Time	Close of business on the Completion Date;

Employee Data	the personal data (as defined in the DPA 1998) of the Transferring Employees which form part of the Employee Database;

Employee Database	the database owned by the Seller in connection with the Transferring Employee;

Employees	any or all of the Transferring Employee, the Retiring Employee and the Toll Employees;

Encumbrance

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

Environmental Laws

all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the environment, including Part IIA of the

Environmental Protection Act 1990 and any regulations and guidance made or issued thereunder;

Environmental Loss

any and all losses, damages, liabilities, claims, costs and expenses which arise directly from any Soil or Groundwater Contamination or under Environmental Laws (excluding any losses, damages, liabilities, claims, costs and expenses which relate to any interruption or disruption to the business carried on by the Buyer or the Buyer’s Group or any other losses incidental or consequential to Soil or Groundwater Contamination or under applicable Environmental Laws);

Escrow Account	as defined in the Escrow Agreement;

Escrow Agreement	the escrow account agreement between the Seller and the Buyer to be entered into on Completion in the agreed form;

Excluded Assets	the assets used in the Business set out in clause 2.2 as being excluded from the sale pursuant to this agreement;

Excluded Contract Liabilities

all liabilities of the Seller relating to or arising in connection with:

(a)                        any breach of a Customer Contract which is attributable to any act, neglect, omission or default of any member of the Seller Group before Completion; or

(b)                       any product delivered by any member of the Seller Group or any service performed by any member of the Seller Group before Completion other than the supply of any products pursuant to the Toll Manufacturing Agreement the liability for which shall be upon and subject to the terms of the Toll Manufacturing Agreement;

Excluded Liabilities

the Excluded Contract Liabilities, the Leasing and Hire Agreements, Supplier Contracts and all the liabilities or obligations relating to the Business or Assets (other than the Assumed Liabilities) and outstanding on, or accrued or referable to the period up to and including, the Effective Time or arising by virtue of the sale and purchase recorded by this agreement, including any and all liabilities in respect of National Insurance, PAYE, VAT or other Taxation attributable to the Seller in respect of the Business, the Assets or the Employees relating to the period ending on the Effective Time and all bank and other overdrafts and loans owing by the Seller;

Facility	the Seller’s production facility at 635 Ajax Avenue, Slough, Berkshire SL1 4BH UK;

Fixed and Moveable Assets	all those items listed in part a of Schedule 5;

Goodwill

the goodwill, custom and connection of the Seller in relation to the Business, together with the exclusive right for the Buyer and its successors and assigns to carry on the Business under the Business Names and to represent themselves as now carrying on the Business from Completion and for a period of 12 months from Completion as carrying on the Business in succession to the Seller in the manner provided under the IP Agreement;

Group

the company in question, its holding company or any holding company of any such holding company and all companies and undertakings which now or in the future become a Subsidiary or subsidiary undertaking of the company in question or of any such holding company;

Indemnity Claim

any claim which may be made under the provisions of this agreement or any of the documents entered into pursuant to this agreement pursuant to which one party (the “Indemnifier”) is to indemnify another party (the “Indemnified Party”) in any respect;

Intellectual Property Rights

patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights and rights in confidential information (including know-how and trade secrets) and any other intellectual property rights in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which now subsist or which may in the future subsist in any part of the world;

IP Agreement	the Intellectual Property Agreement to be entered into between the Seller and the Buyer at Completion in the agreed form;

IT System

all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Seller (whether or not used in the Business);

Know How

all confidential or proprietary industrial and commercial information, know how and techniques in any form including without limitation drawings, specifications, test results, reports and those set out in any procedures owned by the Seller or utilised in any processes methodologies or other actions operated by the Seller and which relate to the Business and the Assets;

Leasing and Hire Agreements

all those contracts, engagements or orders entered into on or before the Effective Time in relation to the leasing, lease purchase or hire of goods or equipment for use in, and in the ordinary course of, the Business which at the Effective Time remain to be performed in whole or in part, which have been entered into by or for the benefit of the Seller, or the benefits of which are held in trust for or have been assigned or subcontracted to the Seller;

Pipewrap

means self-adhesive products consisting of a carrier film treated with rubberised asphalt adhesive with a release liner, moulding putty and primers that, in each case, are exclusively for the application to metal pipelines, metal pipeline fittings and marine pilings to protect from corrosion;

Pipewrap Business	the manufacture and sale of Pipewrap as conducted by the Seller at and from the Facility during the 12 months prior to the Completion Date;

Purchase Price

the total purchase price exclusive of any VAT that may be applicable (if any) to be paid for the Business and Assets by the Buyer consisting of the Completion Amount and, if any become due and payable, the Earn Out Payments;

Private Label Customer	the company that entered into the agreement with the Seller disclosed as Data Room Document 4.2 and any member if its Group;

Redundancy Payment

the amount payable to each Employee calculated by multiplying two thirds of the Employee’s gross monthly salary by the Employee’s number of completed years of service, up to a maximum of 1 year’s gross salary;

Registered Intellectual Property Rights	the registered Intellectual Property Rights used in connection with the Business and Assets details of which are specified in Part 1 of Schedule 6;

Registered Intellectual Property Assignments

the assignments of the Registered Intellectual Property Rights from the Seller, the Seller’s holding company and the Seller’s ultimate holding company to the Buyer in the agreed form and to be entered into at Completion;

Retained Business

means any development and manufacture of Tapes by the Seller at any of its facilities, other than the Facility and any sale of Tapes by the Seller other than sales of Tapes directly or knowingly through a third party or parties to the Private Label Customer for resale by the Private Label Customer to end-users in Germany, Austria, Slovenia, Switzerland, Denmark, Belgium, Netherlands and Luxembourg under the Private Label Customer’s name;

Retiring Employee	the person whose details are set out in Part 2 of Schedule 4 and who has entered into the Compromise Agreement;

Seller Executives	Messrs. Phillipe Abecassis, David Goodall, Les Hounslow, Karen Christian, Roger Fieldsend and

Mike A. James;

Seller Group

the Seller, its holding company or any holding company of any such holding company and all companies and undertakings which now or in the future become a Subsidiary or subsidiary undertakings of the Seller or of any such holding company;

Seller Marks	the names “Grace,” “Grace Construction Products,” and any other name that includes the word “Grace”;

Seller’s Scheme	the pension scheme known as the Grace UK Pension Plan, established with effect from 24 August 1948 and which is registered under Chapter 2 of Part 4 of the Finance Act 2004;

Seller’s Solicitors	Shoosmiths of Apex Plaza, Forbury Road, Reading, Berkshire RG1 1SH (ref: Emma Gibson);

Servicised Mark	the registered and unregistered trade mark and name known as “Servicised” which is owned and exclusively held by the Seller;

Shared IPR	the Business Intellectual Property Rights listed in Part 3 of Schedule 6 and which are the subject of the licence back to the Seller under the IP Agreement;

Soil or Groundwater Contamination

any contamination:

(a)                            in soil or groundwater at or under the property at 635, Ajax Avenue, Slough (the “Property”) at Completion; or

(b)                           any other soil or groundwater at Completion and resulting from migration from the Property;

Stock	the stock-in-trade of the Business including raw materials, goods and other assets purchased for resale,

stores, component parts and work-in-progress, together with finished products and packaging and promotional material, owned or agreed to be bought by the Seller in connection with the Business at the Effective Time (including any items which, although subject to reservation of title, are under the control of the Seller);

Subsidiary

in relation to a company wherever incorporated (a holding company) means a subsidiary as defined in section 1159 of the Companies Act 2006 and any other company which is itself a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires, the application of this definition to any company at any time will apply to the company as it was at that time, and a subsidiary undertaking shall be construed in accordance with section 1162 of that Act;

Substantiated Claim

is a Claim in respect of which liability is admitted by the Seller, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the parties are prevented by passage of time or otherwise from making an appeal;

Supplier Contracts

all contracts, engagements or orders entered into on or before the Effective Time by or on behalf of the Seller for the supply or sale of goods or services to the Seller in connection with and in the ordinary course of the Business, which at the Effective Time remain to be performed in whole or in part;

Tapes	means self-adhesive products consisting of a carrier film including high density, cross-laminated polyethylene with a paper release liner treated with rubberised asphalt that are no more than one metre wide and that are used exclusively to flash joints in walls and windows in residential and commercial structures to prevent water and air infiltration;

Tapes Business

means the manufacture of Tapes at the Facility and the sale of Tapes from the Facility exclusively to the Private Label Customer and exclusively for resale by the Private Label Customer under the Private Label Customer’s name to end-users in Germany, Austria, Slovenia, Switzerland, Denmark, Belgium, Netherlands and Luxembourg as conducted by the Seller during the 12 months prior to the Completion Date and for the avoidance of doubt not including the Retained Business;

Taxation or Tax

all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto;

Tax Warranties	the warranties set out in Part 4 of Schedule 7;

Third Party Consent

a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets in terms acceptable to the Buyer;

Toll Manufacturing Agreement	the toll manufacturing agreement between the Seller and the Buyer to be entered into on Completion in the agreed form;

Toll Employees	the persons who will continue to be employed by the

Seller to perform the Toll Manufacturing Agreement being those persons whose names are set out in Part 3 of Schedule 4);

Transaction	the transaction contemplated by this agreement or any part of that transaction;

Transferring Employee	the person whose details are set out in Part 1 of Schedule 4, being the only person whose employment will transfer to the Buyer pursuant to the sale and purchase to be effected under this agreement;

Transition Obligations Agreement	the agreement in the agreed form to be entered into between the Seller and the Buyer at Completion for the provision of certain transitional obligations by the Seller to the Buyer;

TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006;

TUPE 1981	the Transfer of Undertakings (Protection of Employment) Regulations 1981;

Unregistered Intellectual Property Rights	the Know How and any other unregistered Intellectual Property Rights used in connection with the Business and Assets and details of which are specified in Part 2 of Schedule 6;

Unused Material

means all inventory, stock, packaging, labels and raw materials that is unused or unsaleable as at the Completion Date and which is not suitable for use by the Seller in performing its obligations under the terms of the Toll Manufacturing Agreement;

VAT	value added tax chargeable under the VATA 1994 and any similar replacement or additional tax;

VAT Records	all records referred to in section 49 of VATA 1994;

VATA 1994	the Value Added Tax Act 1994;

Warranties	the warranties set out in clause 6 and Schedule 7;

1.2                                 Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3                                 A reference to a clause or a schedule is a reference to a clause of, or schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule, and a reference to an appendix is to the relevant appendix to this agreement.

1.4                                 A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5                                 A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated.

1.6                                 Words in the singular include the plural and in the plural include the singular.

1.7                                 A reference to one gender includes a reference to the other gender.

1.8                                 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9                                 A reference to writing or written includes faxes but not e-mail.

1.10                           Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them or on their behalf for identification.

1.11                           A reference in this agreement to other documents referred to in this agreement is a reference to the following documents:

1.11.1                  the IP Agreement;

1.11.2         the Registered Intellectual Property Assignments;

1.11.3         the Transition Obligations Agreement;

1.11.4         the Toll Manufacturing Agreement; and

1.11.5         the Disclosure Letter.

1.12            Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words “without limitation” following them.

1.13            Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.14            Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.15            References to any English legal terms, for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

1.16            References to times of the day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.17            Any amount expressed to be in pounds sterling shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this agreement (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be Royal Bank of Scotland’s spot rate for the purchase of that currency with sterling at the time of the deemed conversion.

2.                Agreement to Sell and Purchase

2.1              Unless expressly provided in this agreement, the Seller shall sell with full title guarantee and the Buyer in reliance on the Warranties and with a view to carrying on the business as a going concern, shall purchase free from all Encumbrances with effect from the Effective Time:

2.1.1           the Goodwill;

2.1.2           the Fixed and Moveable Assets;

2.1.3           the benefit (subject to the provisions of clause 14) of the Business Contracts;

2.1.4           the Business Information;

2.1.5           the Business Intellectual Property Rights;

2.1.6           all of the Seller’s rights against third parties, including rights under any warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979, relating to any of the Assets and the benefit of all sums to which the Seller is entitled from third parties or insurers in respect of loss or damage to the Assets;

2.1.7           the Customer Cash.

2.2              The following shall be excluded from the sale under this agreement:

2.2.1           the Excluded Liabilities;

2.2.2           the Servicised Mark and the Seller’s Marks;

2.2.3           the Creditors;

2.2.4           the IT System;

2.2.5           the lease of the Facility;

2.2.6           any right of action to which the Seller may be entitled (whether in contract, tort or otherwise) other than pursuant to or in connection with any Customer Contracts, or the Business Intellectual Property Rights;

2.2.7           all contracts and arrangements relating to the Business entered into outside the ordinary course of business;

2.2.8           all the Seller’s cash-in-hand or at the bank or at any other financial institution including the Book Debts;

2.2.9           the Stock;

2.2.10         any Tax for which the Seller is liable, whether or not then due, and any liability for financing charges relating to the Business;

2.2.11         the Seller’s accounts and accounting records which do not relate exclusively to the Business;

2.2.12         the benefit of any and all insurance claims and repayments arising on or before the Effective Time in relation to the Business or the Assets;

2.2.13         the statutory books and minutes of the Seller;

2.2.14         any letter of credit; and

2.2.15         the Supplier Contracts.

2.3              The sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

2.4              The Purchase Price shall be apportioned between the Assets as shown in Schedule 1.

2.5              The Seller agrees that the apportionment of the Purchase Price between the Assets in Schedule 1 shall not in any way limit the Buyer’s remedies or any remedies or any amount recoverable by the Buyer in respect of the Assets.

3.                Purchase Price and Payment

3.1              The Purchase Price consists of the Completion Amount and, if any becomes due and payable, the Earn Out Payments.

3.2              The Completion Amount (excluding the VAT payable on the Completion Amount) shall be paid in cash on Completion by the Buyer by electronic transfer to the client account of the Seller’s Solicitors at Royal Bank of Scotland plc, 62/63 The City, Threadneedle Street, London EC2R 8LA, account number 21738452, sort code 15 -10- 00, reference EBG.

3.3              The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for a breach of any Warranty or under clause 12 (Indemnities) of this Agreement and (without prejudice to clause 2.5) the reduction shall be allocated as nearly as possible to the Assets to which the breach or indemnity relates or, if that is not practicable or possible, in such manner as the Buyer shall decide.

3.4              The provisions of Schedule 11 shall apply in relation to the Earn Out Payments, if any.

4.                Set Off

Neither party shall be entitled to set-off any amounts owed to it (or any member of its Group) by the other party (or any member of its Group) under this agreement or any other documents referred to in this agreement against any amounts payable by it to the other party (or any member of its Group) under this agreement or any other documents referred to in this agreement or any other agreement or arrangement with the other party (or any member of its Group).

5.                Completion

5.1              Completion shall take place on the Completion Date:

5.1.1           at the offices of the Buyer’s Solicitors; or

5.1.2           at any other place agreed in writing by the Seller and the Buyer.

5.2              At Completion, the Buyer and the Seller shall each comply with their respective obligations set out in Part 1 of Schedule 2.

5.3              Following Completion, the Buyer and the Seller shall each comply with their respective obligations set out in Part 2 of Schedule 2.

5.4              At and with effect from Completion, the Seller hereby assigns to the Buyer the Unregistered Intellectual Property Rights.

5.5              All information and data held by the Seller and the Seller’s Group which describes the Know How and any other Unregistered Intellectual Property Rights will be provided to the Buyer at and immediately following Completion.

6.                Warranties

6.1              The Buyer enters into this agreement on the basis of and in reliance on, the Warranties.

6.2              The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading except as Disclosed.

6.3              The Seller agrees that any information supplied by or on behalf of any of the Employees to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer that it waives any and all claims which it might otherwise have against any of the Employees in respect of such claims.

6.4              Warranties given so far as the Seller is aware are deemed to be given to the best of the knowledge and belief of the Seller Executives, having made due and careful enquiry of the Seller’s records and relevant employees, including without limitation Brian Ramsden.

6.5              Each of the Warranties is separate and, unless expressly provided to the contrary, is not limited by reference to any other Warranty or anything in this agreement.

6.6              No information of which the Buyer and/or its agents and/or advisers has constructive or imputed knowledge, or which could have been discovered (whether by investigation made by the Buyer or made on its behalf), shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

7.                Limitations on Claims

7.1              The liability of the Seller for Claims shall be subject to the provisions of Schedule 8 which shall be an aggregate liability with any liability of the Seller under the Toll Manufacturing Agreement.  Any amounts awarded, or which the Seller agrees to pay, in respect of any liability (whether in contract, tort or otherwise) for any claims arising under the Toll Manufacturing Agreement shall be taken into account in determining whether or not any amount claimed under this Agreement exceeds the limitation under paragraph 2.2 of Schedule 8.

7.2              None of the limitations in Schedule 8 shall apply:

7.2.1           to any other claim under this agreement (including without limitation breach of clause 2.1 or a claim under the indemnities set out in clause 12 of this agreement);

7.2.2           to a Claim that arises or is delayed as a result of fraud or wilful concealment by the Seller, or any member of the Seller Group, or any employee or officer (or former employee or officer), agent or adviser of the Seller or any member of the Seller Group.

8.                Risk and Insurance

8.1              The Seller has carried on the Business for its own benefit and at its own risk up to the Effective Time. The Assets shall be at the risk of the Buyer from the Effective Time.

8.2              All profits and receipts of the Business (other than profits earned or receivable in respect of work-in-progress), all losses and, subject to clause 9, all outgoings incurred or payable by the Seller in connection with the Business and referable to the period up to and including the Effective Time shall belong to, and be paid and discharged by, the Seller.

8.3              All profits and receipts in respect of the Business Contracts and, subject to clause 9 and clause 12, all losses and outgoings incurred or payable by the Seller in connection with the Business Contracts and referable to the period after the Effective Time shall belong to, and be paid and discharged by, the Buyer.

8.4              Nothing in this agreement shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Seller to any Customer in relation to goods sold or services rendered by the Seller prior to the Effective Time, the liability for which shall remain absolutely with the Seller.

9.                Apportionments and Prepayments

9.1              The periodical charges and periodical outgoings of the Business Contracts or related to the Assets, being the non-customer rebates, insurance and all liabilities in relation to salaries, wages, entitlement to paid holiday, employee bonus or commission, expenses, National Insurance and pension contributions and liability to Taxation shall be apportioned on a time basis, so that such part of the relevant charges attributable to the period ending at the Effective Time shall be borne by the Seller and such part of the relevant charges attributable to the period commencing on the day immediately following the Effective Time shall be borne by the Buyer.  All licence fees, royalties and other periodical receipts relating to the Business Contracts and the Assets shall be apportioned between the Seller and the Buyer on a like basis.

9.2              Where any product or service is to be provided by the Buyer under any Business Contract after the Effective Time, but any payment (whether by way of deposit, prepayment or otherwise) in respect of the price or cost of such product or service has been received by the Seller before the Effective Time, the Seller shall pay an amount equal to the amount of that payment (excluding any amount in respect of VAT for which the Seller is required to account) to the Buyer and shall hold such sum in trust for the Buyer until it is paid.

9.3              All money or other items belonging to the Buyer, which are received by the Seller on or after the Effective Time in connection with the Business Contracts or any of the Assets, shall be held in trust for the Buyer and shall be paid promptly to the Buyer.

9.4              All money or other items belonging to the Seller, which are received by the Buyer on or after the Effective Time in connection with the Business Contracts or any of the Assets, shall be held in trust for the Seller and shall be paid promptly to the Seller save as provided for in clause 16.5 of this agreement.

9.5              Any sum due between the parties pursuant to this clause 9 shall be paid in cash within five Business Days of receipt:

9.5.1           if to the Seller, in the manner contemplated by clause 3; and

9.5.2           if to the Buyer, to such bank account as the Buyer may notify to the Seller.

10.             Liabilities of the Seller and the Buyer

10.1            The Buyer shall:

10.1.1         with effect from the Effective Time, assume responsibility for and indemnify and hold the Seller harmless against the payment and performance of the Assumed Liabilities; and

10.1.2         pay, satisfy or discharge any further debts, liabilities and obligations incurred by the Buyer in connection with the Business Contracts after Completion save as provided for in the Toll Manufacturing Agreement and shall indemnify and hold the Seller harmless against any and all obligations, liabilities and Demands arising therefrom.

10.2            Nothing in this agreement shall pass to the Buyer, or shall be construed as acceptance by the Buyer of, any liability, debt or other obligation of the Seller (whether accrued,

absolute, contingent, known or unknown) for anything done or omitted to be done before Completion in the course of or in connection with the Business or the Assets (save to the extent that any such liability is included in the Assumed Liabilities) and the Seller shall:

10.2.1         indemnify and hold the Buyer harmless against any and all obligations, liabilities and Demands arising therefrom, including the Excluded Liabilities; and

10.2.2         perform any obligation falling due for performance or which should have been performed before Completion, including the Excluded Liabilities.

11.             VAT

11.1            The Completion Amount and all other payments made under this agreement shall be deemed to be exclusive of VAT.

11.2            The Buyer has with the agreement of the Seller submitted a written application to HM Revenue & Customs (“HMRC”), a copy of which is contained at Schedule 12 (the “VAT Letter”), asking for confirmation as to whether the Transaction is a taxable supply for the purposes of VAT, or the transfer of a going concern under Article 5 of the VAT (Special Provisions) Order 1995 (a “TOGC”).

11.3            The Buyer hereby represents and warrants that it is registered for VAT under registration number 909 454 016, and shall provide the Seller with a copy of its registration prior to Completion.

11.4            The Seller hereby represents and warrants that it is a member of a VAT group which has registration number 705 745 042, and shall provide the Buyer with a copy of its certificate of registration prior to Completion.

11.5            If, prior to Completion, the Buyer has received written confirmation from HMRC that on the basis of the VAT Letter the Transaction:

11.5.1         does not constitute a TOGC then the Buyer shall pay the VAT chargeable on the Completion Amount and the Seller shall issue a valid VAT invoice to the Buyer; or

11.5.2         does constitute a TOGC, then the Buyer shall provide a copy of HMRC’s determination to the Seller and no VAT shall be payable by the Buyer and no VAT invoice shall be issued by the Seller.

11.6            If, prior to Completion the Buyer has not received written confirmation from HMRC as to whether or not the Transaction is a TOGC, then on Completion:

11.6.1         the Buyer and the Seller shall each execute the Escrow Agreement and deliver their signed original to the other; and

11.6.2         upon the Escrow Agreement being so executed and exchanged, the Buyer shall pay £897,450 (being the VAT payable on the Completion Amount) in to the Escrow Account which shall be dealt with in accordance with the terms of the Escrow Agreement.

12.             Indemnities

12.1            The Seller undertakes to indemnify and hold the Buyer harmless against all Demands (including professional fees and costs) which may be suffered or incurred by the Buyer and which arise directly or indirectly in connection with the following matters:

12.1.1         all and any Environmental Losses (whether arising before or after the Effective Time) except to the extent they are the Buyer’s liability pursuant to the express terms of the Toll Manufacturing Agreement; and;

12.1.2         all and any claims for products sold or delivered, or services performed by the Seller or for breach of law by the Seller in relation to the Business prior to the Effective Time.

12.2            Any payment made in respect of a claim under this clause 12 shall include:

12.2.1         an amount in respect of all costs and expenses incurred by the Buyer in relation to the bringing of the claim (including a reasonable amount in respect of management time); and

12.2.2         any amount necessary to ensure that, after Taxation of the payment, the Buyer is left with the same amount it would have had if the payment had not been subject to Taxation.

13.             The Employees

For the purpose of this clause 13:

“Indemnity Limit” means, for each Employee, the value of the Redundancy Payment of the particular Employee together with either proper notice or an amount of salary equivalent to the Employee’s notice period.

13.1            The parties agree that the sale and purchase pursuant to this agreement will constitute a relevant transfer for the purposes of TUPE and, accordingly, that it will not itself operate so as to terminate the contracts of employment of any of the Employees. The parties further agree that:

13.1.1         the Transferring Employee’s contract of employment shall be transferred to the Buyer pursuant to TUPE with effect from the Effective Time;

13.1.2         the Retiring Employee’s contract of employment shall not transfer to the Buyer pursuant to TUPE by virtue of the Retiring Employee objecting to the transfer and entering into the Compromise Agreement and the Seller undertakes to meet all of its obligations under the said Compromise Agreement and the Seller shall indemnify and hold the Buyer harmless from all Demands of the Retiring Employee under the Compromise Agreement;

13.1.3         the Toll Employee’s contracts of employment shall not be transferred to the Buyer pursuant to TUPE by virtue of the parties entering into the Toll Manufacturing Agreement and the parties agree to deal with the Toll Employees and any Demands made by the Toll Employees in the manner provided for under the Toll Manufacturing Agreement.

13.2            The Seller undertakes to the Buyer:

13.2.1         that it has complied with, and shall up to and including the Effective Time, comply with all of its obligations (howsoever arising) due to or in connection with the Transferring Employee or any body representing them (or any of the said obligations the Seller would have had under or in connection with such contracts but for TUPE);

13.2.2         that it has paid and shall pay all sums due to or in relation to the Transferring Employee up to and including the Effective Time (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission, expenses, National Insurance and pension contributions, liability to Taxation, and other sums payable in respect of any period up to the Effective Time;

13.2.3	that in respect of the Transferring Employee it has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

13.2.4	that there are no sums owing to or from the Transferring Employee other than reimbursement of expenses for the current month, wages for the current salary period;

13.2.5

that in respect of the Transferring Employee, it has complied and shall comply in all respects with regulation 13 of TUPE (subject in the case of the Seller’s obligations under Regulation 13(2)(d) of TUPE to the Buyer providing the information required under Regulation 13(4) of TUPE) and that it has provided and shall provide to the Buyer such information as the Buyer may request in writing in order to verify such compliance;

13.2.6

that it has not terminated and shall not terminate or take any steps to terminate (constructively or otherwise) the employment of the Transferring Employee without the prior written consent of the Buyer;

13.2.7

that it has not transferred and shall not transfer the Transferring Employee from working within the Business and it has not induced and shall not induce the Transferring Employee to resign his employment in the Business;

13.2.8	that it shall not employ, engage or transfer any person who is not an Employee to work in the Business without the prior written consent of the Buyer;

13.2.9	that it shall pay to the Transferring Employee the Bonus on or before 31 March 2010.

13.3            The Buyer undertakes to the Seller to comply with its obligation under Regulation 13(4) prior to the Termination Date.  The Buyer agrees to assist the Seller in the event that any consultation is required in relation to any measures proposed by the Buyer.

13.4            The Seller shall indemnify and hold the Buyer harmless, up to the greater of the Indemnity Limit or any tribunal or court award for each Employee against any payments, penalties,

costs, claims, demands, damages, compensation, fines, awards, losses and expenses (including any legal or other professional fees on an indemnity basis) and any other liabilities or Demands whatsoever (“Costs”) arising from any claim or otherwise in respect of:

13.4.1	the employment of the Employees or any other person by the Seller on or prior to the Effective Time; or

13.4.2	any act or omission of the Seller on or prior to the Effective Time in relation to the employment of any person (including the termination of their employment); or

13.4.3

any failure by the Seller to comply with its obligations to inform and consult under Regulations 13 and 14 of TUPE (save to the extent that such Costs arise out of the Buyer’s failure to provide information under Regulation 13(4) of TUPE);

13.4.4	the transfer of the employment or engagement of any person other than the Transferring Employee to the Buyer (including for the avoidance of doubt the Retiring Employee and the Toll Employees);

13.4.5	The Bonus for the Transferring Employee.

13.5            The Buyer shall indemnify the Seller against all Costs arising from any claim or otherwise in respect of:

13.5.1	any liabilities of the Seller that are created or increased and that are directly attributable to a negligent or unreasonable act or omission of the Buyer or;

13.5.2	any failure by the Buyer to comply with its obligations to provide information under Regulation 13(4) of TUPE; and

13.6            If any contract of employment or engagement or collective agreement not Disclosed (other than in relation to the Employees) to the Buyer has effect as if originally made between the Buyer and any person or body or their representatives as a result of the provisions of TUPE or otherwise:

13.6.1	the Buyer may terminate such contract or agreement; and

13.6.2	provided that notice of such termination takes place within 1 month of the Buyer becoming aware of such contract or agreement transferring to it, the Seller shall indemnify and hold the Buyer harmless against all Demands (including any liability to Taxation and legal and other professional fees and expenses) that the Buyer may suffer, incur, sustain, pay or be put to:

13.6.2.1	by reason of, on account of or arising out of such termination; or

13.6.2.2	arising from such contract or collective agreement before the Effective Time, if the Buyer does not terminate such contract or collective agreement.

13.7            Without prejudice to the other provisions of this clause 13, the Seller shall, at its own expense, give the Buyer such assistance as the Buyer may reasonably require to contest any Demand by any person employed or engaged in the Business at or before the Effective Time or their representatives resulting from or in connection with this agreement, subject always to the Seller’s obligations under the DPA 1998.

13.8            The Seller shall, on request by the Buyer and at the Seller’s expense, provide to the Buyer such information or documents as the Buyer may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning the Transferring Employee or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Effective Time.

13.9            All wages, salaries, expenses, commission, accrued bonus, sick pay, maternity, paternity and adoption pay, liabilities in respect of income tax and National Insurance Contributions and any other periodic outgoings due or accruing (including contractual holiday pay, lieu days and any arrears in holiday pay) in respect of the Transferring Employee which relates to any period:

13.9.1	after the Completion Date shall be borne by the Buyer; and

13.9.2	on or before the Completion Date shall be borne by the Seller.

14.             The Business Contracts

14.1            The Seller shall, with effect from the Effective Time, assign to the order of the Buyer, or procure the assignment to the order of the Buyer of, all the Business Contracts which are capable of assignment without a Third Party Consent.

14.2            If any of the Business Contracts cannot be assigned or novated without obtaining a Third Party Consent, then the Seller and the Buyer shall use their respective reasonable endeavours to obtain such consents.

14.3            Insofar as any of the Business Contracts cannot be assigned or novated to the Buyer without Third Party Consent then pending such consent or where any of the Business Contracts are incapable of transfer to the Buyer by assignment, novation or other means then:

14.3.1         the Seller shall at the Buyer’s request use its reasonable endeavours with the co-operation of the Buyer to procure such assignment or novation;

14.3.2         unless and until any such Business Contract is assigned or novated, the Seller shall for a period of not less than 18 months after Completion continue its corporate existence and shall hold such Business Contract and any monies, goods or other benefits received thereunder as trustee for the Buyer and its successors in title absolutely;

14.3.3         the Buyer shall (if such sub-contracting is permissible and lawful under the Business Contract in question), act as the Seller’s sub-contractor, and to the extent they are Assumed Liabilities perform all the obligations of the Seller under such Business Contract and, where sub-contracting is not permissible, the Buyer shall perform such obligations as agent for the Seller;

14.3.4         the Seller shall not from Completion take any action or otherwise do anything in relation to the Business Contracts without the Buyer’s prior written consent save in respect of any Business Contracts the performance of which has been completed in part by the Seller prior to the Completion and the action or deed solely relates to such partial performance and without effect or import to any other part of the Business Contract or its performance by the Buyer;

14.3.5         unless and until any such Business Contract is assigned or novated, the Seller shall (so far as it lawfully may) give all such reasonable assistance as the Buyer may reasonably require (at the Seller’s cost) to enable the Buyer to enforce its rights under such Business Contract and (without limitation) shall, on prior written request, provide access to all relevant books, documents and other information in relation to such Business Contract as the Buyer may require from time to time.

14.4            In addition to the provisions of clause 14.3 the following provisions shall apply in relation to those Business Contracts which are Agency Contracts:

14.4.1         The Seller shall pay to the relevant Agents (and indemnify and hold the Buyer harmless against any Demands for) commissions arising under the Agency Contracts in respect of orders placed up to the Effective Time notwithstanding such commissions may not be due and payable until after the Effective Time.

14.4.2         If the Agency Contract has not been assigned or novated within 180 days of Completion the Seller may at any time thereafter give the Buyer 30 days prior written notice of its intention to terminate the Agency Contract and shall provide the Buyer with a draft of its intended notice of termination (“Termination Notice”).

14.4.3         The Termination Notice shall specify the name and address of the Agent upon whom it is to be served, details of the Agency Contract to be terminated and the number of days or months from the date of the Termination Notice after which the Agency Contract will terminate, which shall be not less than any Termination Notice period specified in the Agency Contract or if greater or none is so specified the Termination Notice period that applies under the governing law of the Agency Contract or such other notice period as the Buyer and the Seller may agree.

14.4.4         The Seller shall co-operate with any reasonable request made by the Buyer in connection with the content or giving of the Termination Notice but shall not thereby be obliged to agree to any extension of the applicable termination notice period under sub-clause 14.4.3.

14.4.5         The Seller and the Buyer shall co-operate to ensure that any obligations on the part of the Seller under the Agency Contracts or under the governing law of the Agency Contracts which apply upon their termination are so far as reasonably possible duly satisfied.

14.4.6         Without prejudice to any liability on the part of the Seller to the Buyer for any breach of the Agency Warranties or the provisions of this clause 14.4 the Buyer’s indemnity under clause 14.8 shall apply in relation to any Demand made by the Agent by reason of the Seller’s termination of the Agency Contract and the Buyer shall have the conduct of any such Demands that may be brought by the Agent in accordance with the provisions of clause 20; and

14.4.7         the obligations of the Buyer and the Seller pursuant to clause 14.3 shall cease in relation to any Agency Contract for which a Termination Notice is served upon expiry of such Termination Notice.

14.5            Nothing in this agreement shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Business Contract.

14.6            Nothing in this clause 14 or elsewhere in this agreement shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Seller to any Customer in relation to goods sold or services rendered by the Seller before the Effective Time, the liability for which shall remain absolutely with the Seller.

14.7            The Seller shall indemnify and hold the Buyer harmless from and against all Demands of whatsoever nature relating to and payable in respect of the Business or Assets which are attributable to the period up to and including the Effective Time, including any act or omission on the part of the Seller in relation to the Business Contracts or any defects in, or alleged defects in, goods supplied or services provided prior to the Effective Time, and in particular any claim under any warranty or under the Sale of Goods Act 1979 or the Supply of Goods Act 1994.

14.8            The Buyer shall indemnify and hold the Seller harmless from and against all Demands of whatsoever nature relating to and payable in respect of the Business or Assets which are attributable to the period after the Effective Time, including any act or omission on the part of the Buyer in relation to the Assumed Liabilities under Business Contracts or (subject to the terms of the Toll Manufacturing Agreement) any defects in, or alleged defects in, goods supplied or services provided after the Effective Time, and in particular any claim under any warranty or under the Sale of Goods Act 1979 or the Supply of Goods Act 1994.

15.             Future Trading and Trade Enquiries

For a period of 18 months following Completion, the Seller shall promptly refer to the Buyer all enquiries relating to the Business, including enquiries relating to orders for any stocks, spares, parts, accessories and other equipment manufactured or sold, or any services provided in connection with the Business, which the Seller may receive after Completion.

16.             Book Debts

16.1            The Buyer shall not acquire the Book Debts, which shall remain the property and responsibility of the Seller.

16.2            Notwithstanding that the Book Debts are Excluded Assets, the Buyer shall (at the Seller’s cost) (where such cost is incurred with a third party) use reasonable endeavours to collect the Book Debts on the Seller’s behalf (which may include at the Buyer’s sole discretion withholding further supplies), but the Buyer shall not be bound to withhold further supplies or take any legal proceedings or other enforcement steps to recover the same. Any money received by the Buyer in the course of collecting any Book Debts from a person who is also indebted to the Buyer shall be deemed to have been paid in or towards the discharge of the oldest Book Debt except to the extent that the debtor in question has disputed such Book Debt or any aspect of the order to which it relates.  Nothing in this clause 16.2 shall oblige the Buyer to take or omit to take any action which in the reasonable opinion of the Buyer is likely to affect the Goodwill of the Business.

16.3            In order that the Buyer can comply with it obligations under clause 16.2 the Seller shall at or following Completion provide the Buyer with full details of the Book Debts so as to enable the Buyer to pursue recovery.

16.4            The Seller shall not seek to recover the Book Debts directly and shall not do anything to hinder their collection by the Buyer and, in particular, the Seller shall not assign any of the Book Debts to any third party. The Seller shall keep the Buyer properly informed of any payments that may be made to the Seller in respect the Book Debts.

16.5            Within five Business Days of the end of each month, commencing after Completion, the Buyer shall provide the Seller with a statement of the Book Debts collected in that month (or, in the case of the first such month, the period between Completion and the end of such month) and shall remit to the Seller the amounts received during that period.

16.6            If it becomes apparent that recovery of any Book Debt is not likely to be possible within a reasonable period and in any event within the 3 month period unless legal proceedings are instituted, the Buyer shall advise the Seller in writing. The Seller shall give 10 days notice to the Buyer of its intention to take, consider taking, threaten or generally seek enforcement of its rights to recovery of any unrecoverable Book Debt.

16.7            The obligations of the Buyer and the Seller under this clause 16 shall cease absolutely three months after Completion, save that:

16.7.1	if thereafter any payments are made to the Buyer in respect of Book Debts, the Buyer shall remit the same to the Seller; and

16.7.2

the Buyer shall (at the Seller’s cost) reasonably co-operate in any proceedings brought by the Seller for recovery of any Book Debts but for the avoidance of doubt such co-operation shall not include the Buyer withholding further supplies, or itself taking or being a party to any legal proceedings or other enforcement steps to recover the same.

17.             Data Protection

17.1            Notwithstanding any other provision of this agreement, the Buyer undertakes that, on receipt of the Customer Database and the Employee Database on the Completion Date:

17.1.1	it shall duly observe all its obligations as a Data Controller under the DPA 1998 which arise in connection with processing Customer Data and Employee Data; and

17.1.2	it shall send a fair processing notice to each Customer identified in the Customer Database and the Transferring Employee in the form set out in Schedule 9 within one week of the Completion Date;

18.             Restrictive Covenants

18.1            The Seller covenants that it shall not (and that it shall procure that no member of the Seller’s Group shall), during the period of five years beginning with the Completion Date, carry on or be employed, engaged or interested directly or indirectly (whether by acquisition or otherwise) in any part of the Business.

18.2            The Seller covenants that it shall not (and that it shall procure that no member of the Seller’s Group shall) during the period of five years beginning with the Completion Date, deal with or seek the custom for the supply of:

18.2.1

any Pipewrap products to any person that is at the Completion Date, or that has been at any time during the period of 12 months immediately preceding that date, an agent, client or customer of any part of the Business; or

18.2.2	any Tapes products to the Private Label Customer.

18.3            The Seller covenants that it shall not (and that it shall procure that no member of the Seller’s Group shall), at any time during the period of five years beginning with the Completion Date:

18.3.1	offer employment to, enter into a contract for the services of, or attempt to entice away from the Buyer the Transferring Employee;

18.3.2	procure, facilitate the making any such offer or attempt by any person other than by virtue of providing references in the ordinary course.

18.4            The undertakings in this clause 18 are intended for the benefit of the Buyer and apply to actions carried out by the Seller (or any member of the Seller Group) in any capacity, and whether directly or indirectly, on behalf of the Seller (or any member of the Seller Group), or on behalf of any other person or jointly with any other person.

18.5            The Seller may without being in breach of this clause 18:

18.5.1	hold for investment purposes only any units of any authorised unit trust or not more than 3% of any class of shares or securities of any company traded on any recognised stock exchange; or

18.5.2	carryout its obligations under the Toll Manufacturing Agreement.

18.6            The provisions of clause 18.2 shall not apply to the activities of a business acquired by Seller after the Completion if such acquisition is completed after four years and six months of Completion or if the Seller closes or divests itself completely of all those parts of the acquired business whose activities would otherwise be in breach of clause 18.1 or 18.2 within six months after its acquisition.

18.7            Each of the covenants in this clause 18 is:

18.7.1	a separate undertaking by the Seller and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the covenants in this clause 18; and

18.7.2	considered fair and reasonable by the parties, but if any restriction is found to be unenforceable but would be valid if any part of it were deleted, or the period or area of application reduced, the restriction shall apply with such modification as may be necessary to make it valid and effective to the maximum available period or area as is enforceable under law.

18.8            The consideration for the undertakings contained in this clause 18 is included in the Completion Amount.

18.9            After the Completion, the Buyer and the Buyer Group shall have no right to use the Seller Marks (except to the extent they may include any products or packaging supplied by the Seller under the Toll Manufacturing Agreement) or the Servicised Mark.  The Seller owns and shall continue to own all Seller Marks, and the Buyer shall have no claim or right in the Seller Marks.  The Seller and its affiliates shall retain all rights in the Seller Marks, and shall be entitled to all uses of the Seller Marks that existed prior to this Agreement, as well as to any and all future uses of the Seller Marks anywhere throughout the world.

19.             Confidentiality and Announcements

19.1            Each party undertakes to keep confidential all the information that it has acquired about the other party and to use such information only for the purposes contemplated by this agreement.

19.2            Except as otherwise provided in this agreement, the Seller shall, at Completion, deliver up to the Buyer, or as the Buyer may direct, all records, papers and documents in its possession or under its control which contain Business Information.

19.3            Except as otherwise provided in this agreement, the Seller undertakes to the Buyer that, at any time after exchange of this agreement, it shall not, and it shall procure that no member of the Seller Group, nor their respective consultants, employees or officers shall (directly or indirectly):

19.3.1	disclose to any person whatsoever or use to the detriment of the Buyer, the Buyer’s Group or the Business; or

19.3.2	otherwise makes use of; or

19.3.3	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

the Business Information or  Know-How or any other secret or confidential information concerning the Business or Assets.

19.4            No party is required to keep confidential or to restrict its use of information that:

19.4.1         is or becomes public knowledge other than as a direct or indirect result of being disclosed in breach of this agreement; or

19.4.2         the parties agree in writing is not confidential; or

19.4.3         has been lawfully disclosed to the relevant party by a third party and that it has acquired free from any obligation of confidence to any other person.

19.5            Either party may disclose any information that it is otherwise required to keep confidential under this clause 19:

19.5.1         to such professional advisers, consultants and employees or officers of its group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

19.5.2         with the written consent of the other party; or

19.5.3         to the extent that the disclosure is required:

19.5.3.1	by law; or

19.5.3.2

by a regulatory body, tax authority or securities exchange including but not limited to all information announcements required to be filed by the Buyer from time to time in respect of this agreement by the U.S Securities and Exchange Commission; or

19.5.3.3	to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or

19.5.3.4	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

19.5.3.5	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

19.6            Each party shall supply the other with any information about itself, its group or this agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

19.7            No announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement) shall be made prior to Completion by or on behalf of the Seller or the Buyer without the approval of the other as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed), except that any announcement, circular or other publicity required to be made or issued by the Seller or the Buyer pursuant to any legal or regulatory authority may be made or issued by the Seller or the Buyer without such approval. The Buyer and the Seller shall consult together on the form of any such announcement, circular or other publicity and the other party shall promptly provide such information and comment as the party issuing such announcement, circular or other publicity may from time to time reasonably request.

20.             Conduct of Indemnity Claims

20.1            The provisions of this clause 20 shall apply to any claim made by a third party against the Seller or the Buyer which is reasonably expected will give rise to an Indemnity Claim (and hereinafter referred to as an Indemnity Claim).

20.2            The Indemnified Party shall within a reasonable period of time of becoming aware of the same inform the Indemnifier in writing of any claim by a third party which falls within clause 20.1.  For the avoidance of doubt a delay in giving such notice shall not discharge the Indemnity Claim but to the extent that such delay increases the loss, damage or expenses to the Indemnified Party, such loss, damage or expense shall not be recoverable from the Indemnifier.

20.3            Subject to the Indemnified Party being indemnified and secured to its reasonable satisfaction in accordance with clause 20.4 and subject to the provisions of sub-clause 20.3.3:

20.3.1         the Indemnified Party shall take such action and give such information and assistance as the Indemnifier may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any such Indemnity Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

20.3.2         on the written request of the Indemnifier, allow the Indemnifier conduct of any legal proceedings of whatsoever nature arising out of any such Indemnity Claim (“Proceedings”) provided that the Indemnifier shall keep the Indemnified Party fully informed at all times in respect of the Proceedings and take or refrain from taking such actions as the Indemnified Party may reasonably request from time to time. For this purpose, the Indemnified Party shall (at the Indemnifier’s expense) give or procure to be given to the Indemnifier all such reasonable assistance as the Indemnifier may reasonably require and shall appoint such solicitors and other professional advisers as the Indemnifier may nominate with the agreement of the Indemnified Party (such agreement not to be unreasonably withheld or delayed) to act on behalf of the Indemnified Party in accordance with the Indemnifier’s instructions.

20.3.3         Where any Proceedings are taken over by the Indemnifier in accordance with sub-clause 20.3.3:

20.3.3.1	the Indemnifier shall keep the Indemnified Party fully and promptly informed of the Proceedings; and

20.3.3.2

the Indemnifier shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, nor agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Indemnity Claim without the prior approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed, and provided always that, in the event of the Indemnified Party refusing approval of such settlement or compromise, the Indemnifier shall  have no liability in respect of the Indemnity Claim arising therefrom in excess of the figure at which they could have settled or compromised the relevant Indemnity Claim and the Indemnified Party shall be liable for any costs incurred since the proposed date of settlement or compromise. For the avoidance of doubt it shall be reasonable for the Indemnified Party to refuse its approval to any settlement or compromise of the Proceedings unless the terms of the settlement or compromise are themselves subject to the relevant indemnity.

20.4            Where the Indemnifier takes over the conduct of any Proceedings pursuant to the provisions of sub-clause 20.3.3 the Indemnifier shall indemnify and secure the Indemnified Party to its reasonable satisfaction in respect of all past, present and future costs, charges, expenses, damages, counterclaims, Taxation and other awards which may be reasonably and properly incurred or awarded against the Indemnified Party as a consequence of any actions taken by or at the request of the Indemnifier pursuant to clause 20.3.

21.             Guarantees

21.1            Darex unconditionally and irrevocably guarantees to the Buyer (and any relevant Buyer’s Group company) the due and complete performance by the Seller (and any relevant Seller  Group company) of all its and those obligations under this agreement and the other documents referred to in this agreement in the terms set out in Schedule 10 and in this respect Darex is referred to as “Guarantor” and the Buyer (and any relevant Buyer’s Group company) as the “Guaranteed Party” and the Seller (and any relevant Seller Group company) as the “Principal”.

21.2            Chase Corp. unconditionally and irrevocably guarantees to the Seller (and any relevant Seller Group company) the due and complete performance by the Buyer (and any relevant Buyer’s  Group company) of all its and those obligations under this agreement and the other documents referred to in this agreement in the terms set out in Schedule 10 and in this respect Chase Corp. is referred to as “Guarantor” and the Seller (and any relevant Seller Group company) as the “Guaranteed Party” and the Buyer (and any relevant Buyer’s Group company) as the “Principal”.

21.3            Chase Corp. warrants that it has all requisite power and authority and has taken all necessary corporate actions to enable it to enter into and perform this agreement which constitutes a binding obligation on Chase Corp. in accordance with its terms.

22.             Further Assurance

At their own expense each party shall promptly execute and deliver all such documents, and do all such things, as may be reasonably required by the other party for the purpose of giving full effect to the provisions of this agreement.

23.             Assignment

23.1            Except as otherwise provided in this agreement, no party may assign, or grant any Encumbrance over or deal in any way with any of its rights under this agreement or any document referred to in it.

23.2            Each person that has rights under this agreement is acting on its own behalf.

23.3            Each of the Seller and the Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to, in the case of the Seller to a member of the Seller Group, or in the case of the Buyer to a member of the Buyer’s Group.

24.             Whole Agreement

24.1            This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

24.2            Nothing in this clause 24 operates to limit or exclude any liability for fraud.

25.             Variation and Waiver

25.1            A variation of this agreement shall be in writing and signed by or on behalf of each party.

25.2            Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver or consent from subsequently relying on the provision it has waived.

25.3            No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

25.4            No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

25.5            Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

26.             Costs

Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

27.             Notice

27.1            A notice given under this agreement:

27.1.1         shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

27.1.2         shall be sent for the attention of the person, and to the address, given in this clause 27 (or such other address or person as the relevant party may notify to the other party); and

27.1.3         shall be:

27.1.3.1          delivered personally; or

27.1.3.2          delivered by commercial courier; or

27.1.3.3          sent by pre-paid first-class post or recorded delivery; or

27.1.3.4          (if the notice is to be served by post outside the country from which it is sent) sent by airmail.

27.2            The addresses for service of notice are:

27.2.1         Grace Construction Products Limited

Address:  635 Ajax Avenue, Slough, Berkshire  SL1 4BH

For the attention of: Jens Ebinghaus

27.2.2         Chase Protective Coatings Limited

Address: Harbour Road, Rye, East Sussex  TN31 7TE

For the attention of: David Greenman

27.2.3         Darex

Address:  635 Ajax Avenue, Slough, Berkshire  SL1 4BH

For the attention of: David Michael

27.2.4         Chase Corp.

Address:  26 Summer Street, Bridgewater, Massachusetts 02324, United States of America

For the attention of: Peter Chase

27.3            A notice is deemed to have been received:

27.3.1         if delivered personally, at the time of delivery; or

27.3.2         if delivered by commercial courier, at the time of signature of the courier’s receipt; or

27.3.3         if sent by pre-paid first class post or recorded delivery, 48 hours from the date of posting; or

27.3.4         if sent by airmail, five days from the date of posting; or

27.3.5         if deemed receipt under the previous paragraphs of this clause 27.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of deemed receipt.

27.4            To prove service, it is sufficient to prove that in the case of post, that the envelope containing the notice was properly addressed and posted.

27.5            For the avoidance of doubt, a notice under this agreement shall not be valid if sent by e-mail.

28.             Severance

28.1            If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

28.2            If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

29.             Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

30.             Third Party Rights

This agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

31.             Successors

The rights and obligations of the parties shall continue for the benefit of and shall be binding on their respective successors and assigns.

32.             Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

33.             Language

If this agreement is translated into any language other than English, the English language text shall prevail.

34.             Governing Law and Jurisdiction

34.1            This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

34.2            The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 11

Earn Out Payments

1.                                      Definitions

In this Schedule 11 the following definitions shall apply:

“Acquired Person” means a Person designated by Buyer as an Acquired Person by written notice (specifying the Waterproofing Products with respect to which such Person is designated an Acquired Person) delivered to Seller promptly after such Person becomes an Affiliate of Buyer who:

(i) becomes an Affiliate of Buyer after the Completion Date;

(ii) is not and has never been an Earn Out Third Party;

(iii) independently from Buyer, any Affiliate of Buyer and any Earn Out Third Party, developed and manufactured Waterproofing Product that included, incorporated or otherwise utilised any formulas which are the same or similar to any of the formulas in the Earn Out Intellectual Property Rights (such specific Waterproofing Product is designated “Independent Product”) at least six months before such Person became an Affiliate of Buyer; and

(iv) generated Net Sales of such Independent Product of more than £25,000 (excluding Net Sales to Buyer, any Affiliate of Buyer or any Earn Out Third Party) before such Person became an Affiliate of Buyer.

“Acquired Product” means Independent Product that is manufactured or sold by an Acquired Person to a Person other than the Buyer, an Affiliate of the Buyer or an Earn Out Third Party.

“Affiliate” means any company, partnership or other business entity which directly or indirectly controls, is controlled by, or is under common control with a specified Person.  Solely for purposes of this definition, “Control” of a specified Person that is an entity shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Earn Out Intellectual Property Rights” means the following formulas but does not include the related process Know How:  4000 UK Compound (covered by patent EP0606298-B1); Standard UK Compound for Pipewrap; and High Temperature UK Compound for Pipewrap.

“Earn Out Product” means:  (i) any Waterproofing Product which is manufactured or sold by the Buyer, any Affiliate of the Buyer or any Earn Out Third Party in or from the Buyer’s existing facility at Harbour Road, Rye, East Sussex (whether or not hereafter owned or occupied by the Buyer and) and whether or not such Waterproofing Product includes, incorporates or otherwise utilises the Earn Out Intellectual Property Rights; and (ii) any Transferred Product; and for the avoidance of any doubt an Earn Out Product shall not include any existing product or service sold or provided by the Buyer or any Affiliate of the Buyer to any Person other than the Buyer or any Affiliate of the Buyer at the date of this agreement except any such products manufactured or sold by the Buyer or any Affiliate of the Buyer in or from the Buyer’s facility at Harbour Road, Rye, East Sussex.

“Earn Out Third Party” means a Person other than the Buyer or any Affiliate of the Buyer that has been assigned, transferred, licensed or otherwise granted rights with respect to all or any part of the Earn Out Intellectual Property Rights directly or indirectly by the Buyer or any Affiliate of the Buyer, and such Earn Out Third Party’s Affiliates.

“Net Sales” means the gross amount invoiced for the sale or lease of any Product less credits for returns of unused Product and allowances, sales taxes, freight and other such charges; provided however, that unless an Affiliate of the seller or lessor of such Product to which any such sale or lease is made is an actual consumer of such Product, sales of such Product to such Affiliate of the seller or lessor of such Product shall not be included within such computations, but resales or leases of such Product by such Affiliate of the seller or lessor of such Product shall be included as Net Sales.

“Person” means any individual, partnership, firm, trust, association, company, limited liability company, corporation, joint venture, unincorporated organization, other business entity or governmental authority.

“Product” means Earn Out Product, Acquired Product or Independent Product, as the case may be.

“Transferred Product” means any Waterproofing Product that includes, incorporates or utilizes the Earn Out Intellectual Property Rights which is manufactured or sold from any location other than Rye, East Sussex by the Buyer, any Affiliate of the Buyer or any Earn Out Third Party; provided however, that Transferred Product does not include Acquired Product.

“Waterproofing Product” means high density, cross-laminated polyethylene membranes; low density polyethylene membranes; and aluminium and high density cross-laminated polyethylene membranes that, in each case, have a release liner, are treated with rubberized bitumen and are used to prevent water, air, methane and radon infiltration; provided however, that Waterproofing Product shall exclude products that are applied as bridge deck membrane and products that include a saturated inner layer.

2.             Earn Out Calculation

For a period of five (5) calendar years commencing 1st January 2010, the Buyer shall pay the Seller an Earn Out Payment equal to twenty percent (20%) of Net Sales of Earn Out Products that exceed £1,000,000 in each calendar year.  Example shall be:

Year 1 Net Sales of Earn Out Product total £900,000, no Earn Out Payment is due;

Year 2 Net Sales of Earn Out Product total £1,500,000, excess is £500,000 and at 20% of the excess the Earn Out Payment would be £100,000;

Year 3 Net Sales of Earn Out Product total £900,000, no Earn Out Payment is due.

Earn Out Payments due under this Agreement shall be calculated and payable on an annual basis corresponding to a calendar year.  The calculated Earn Out Payment for each calendar year shall be paid by the Buyer to the Seller within ninety (90) days following the end of such calendar year.

3.             Earn Out Accounting

An accounting report of the calculation of the Earn Out Payment by the Buyer shall accompany each Earn Out Payment in writing and shall be provided within ninety (90) days following the end of each calendar year even if no Earn Out Payment is payable for that calendar year. The report shall include the quantity of Earn Out Products sold or transferred, the Net Sales of Earn Out Product (broken down for each Earn Out Product and location), the total of Net Sales of Earn Out Product and the amount of the Earn Out Payment attributable to the Net Sales of Earn Out Product.  The accounting report shall include complete information broken down for the Buyer, each Affiliate of the Buyer (including without limitation each Acquired Person) and each Earn Out Third Party.  In addition to the annual accounting report, within 15 days following the end of each calendar quarter, the Buyer shall provide to the Seller an estimate of the amount of Earn Out Payment that Buyer reasonably expects will be paid in respect of the current calendar year based on year-to-date sales (and the related “run rate”) as of the end of such calendar quarter.

4.             Earn Out Audit

The Buyer shall keep records, files and books of account sufficient to:

(i)            verify the accuracy and completeness of the annual accounting report provided pursuant to paragraph 3 of this Schedule 11; such records, files and books of account shall be preserved until at least the first anniversary after the end of the relevant calendar year; and

(ii)           support the Buyer’s designation of any Person as an Acquired Person; such records, files and books of account shall be preserved until the sixth (6th) anniversary of the Completion Date.

Upon notice to the Buyer delivered within ninety (90) days of being provided with the accounting report by the Buyer pursuant to paragraph 3 of this Schedule 11, the Seller shall have the right to carry out an independent audit of such accounting report, the accuracy of the calculation of the Earn Out Payment, and, if the Buyer has designated (during or prior to such calendar year) an Acquired Person, whether such Person is in fact an Acquired Person.  The independent audit shall be conducted by a certified public accountant of the Seller’s choice who is approved by the Buyer (such approval not to be unreasonably withheld or delayed and the Buyer acknowledges that any “Big 4” accounting firm is deemed approved) (the “Accountant”).  With the approval of the Seller, in the Seller’s sole discretion, the Accountant may retain an independent 3rd party industrial engineering expert (the “Consultant”) to assist in the audit.  The Consultant shall be proposed by the Accountant and mutually agreed upon by the Seller and the Buyer (such approval not to be unreasonably withheld or delayed) The Accountant and the Consultant shall each be bound by a Confidentiality Agreement to be given in favour of the Buyer.  The Buyer agrees to use reasonable endeavours to provide the Accountant and the Consultant access, upon reasonable notice and during normal business hours, to the rubberized bitumen blending process and those records, files and books of account reasonably deemed necessary by the Accountant for the sole purpose of providing a determination of the accuracy of the accounting report, the accuracy of the calculation of the Earn Out Payment and whether a Person designated by Buyer as an Acquired Person is in fact an Acquired Person.  The Accountant and the Consultant shall be escorted by Buyer personnel while on Buyer’s manufacturing premises and shall comply with all reasonable health, safety, environmental and security policies of Buyer while on the Buyer’s premises.  Such audit shall be at the Seller’s sole expense; provided however, that in its sole discretion, the Seller may terminate the audit at any time and discharge the Accountant and the Consultant.

The amount of any underpayment of the Earn Out Payment(s) determined by the Accountant shall be paid by the Buyer to the Seller within fifteen (15) calendar days following the Accountant giving the Buyer and the Seller written notice of his or her determination.  If the amount of any underpayment of Earn Out Payment for a specific calendar year as determined by the Accountant exceeds twenty percent (20%) of the amount of Earn Out Payment actually paid to the Seller for such year prior to the commencement of such audit, an additional twenty percent (20%) of the amount of the underpayment of the Earn Out Payment for such calendar year as determined by the Accountant shall be paid by the Buyer to the Seller as set forth in the preceding sentence.

5.             License or Other Transfer

The Buyer shall ensure that each Affiliate of the Buyer (including without limitation any Acquired Person) and each Earn Out Third Party, if any, agrees to be subject to the terms of this Schedule 11, including without limitation, the Buyer shall cause each Affiliate of the Buyer (including without limitation any Acquired Person) and each Earn Out Third Party to agree to provide the reports provided under paragraph 3 of this Schedule 11 and to keep the records, files and books of account, provide such access (including without limitation access to manufacturing facilities) and to permit such audits as are provided under paragraph 4 of this Schedule 11.

Promptly following any assignment, transfer, license or other grant of rights with respect to the Earn Out Intellectual Property Rights directly or indirectly from the Buyer or any of its Affiliates to any Person or the acquisition of a Person that Buyer believes may be designated an Acquired Person, the Buyer shall provide to the Seller written notice of such assignment, transfer, license, grant or acquisition.

EXECUTED AS A DEED
by	/s/ David Michael
for and on behalf of		/s/ David Michael
GRACE CONSTRUCTION		Director
PRODUCTS LIMITED
in the presence of:

Witness Signature:	/s/ Rachel Reeves
Witness Name:	Rachel Reeves
Witness Address:	Apex Plaza
Reading
Witness Occupation:	Solicitor

/s/

EXECUTED AS A DEED by for and on behalf of
CHASE PROTECTIVE COATINGS LIMITED		Director
in the presence of:

Witness Signature:	/s/ Christopher Saunders	Mundays LLP
Witness Name:	Christopher Saunders	Solicitors and Notaries Public
Witness Address:		Cedar House, 78 Portsmouth Road
Cobham, Surrey KT11 1AN
Witness Occupation:	Solicitor	Tel: +44 (0) 1932 590500
Fax: +44 (0) 1932 590220

EXECUTED AS A DEED		/s/ David Michael
by	/s/ David Michael	Director
for and on behalf of
DAREX UK LIMITED in the presence of:

Witness Signature:	/s/ Rachel Reeves
Witness Name:	Rachel Reeves

Witness Address:	Apex Plaza
Forbury Rd
Witness Occupation:	Solicitor

EXECUTED AS A DEED
by	/s/	Director
for and on behalf of
CHASE CORPORATION in the presence of:

Witness Signature:	/s/ Terry M. Jones
Witness Name:	Terry M. Jones
Witness Address:	80 Joe Long Rd
Brewster, MA 02631
Witness Occupation:	Business Exec.